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                                  Exhibit 99.1

    Geon Expects to Meet Earnings Estimates for First Quarter and Full Year

CLEVELAND, OHIO - April 6, 2000 - The Geon Company (NYSE: GON) announced that its results for the quarter ended March 31, 2000, will be in line with analysts' expectations. Consensus earnings estimate for the quarter from First Call/Thomson Financial is 53 cents per share.

At a full-day meeting for analysts that the Company hosted yesterday, management reiterated that it is comfortable with the range of earnings estimates for the quarter and the full year, based on current performance and market conditions, including pricing trends in Geon's core businesses and raw material cost estimates.

A complete earnings release is tentatively scheduled for May 3, 2000. Details of Geon's first-quarter performance will be made available during Geon's analyst conference call, scheduled for May 4.

Management presentations delivered at yesterday's analyst meeting will be available for viewing on Geon's Web site, www.geon.com , as of 2 p.m. EST April 6, 2000.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries now employ more than 3,200 people and have 30 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia, Singapore and Colombia. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com .

Private Securities Litigation Reform Act of 1995

This release contains statements concerning trends and other forward- looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (2) unanticipated changes in world, regional or U.S. PVC consumption growth rates affecting the Company's markets; (3) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, ethylene and chlor-alkali industries; (4) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (5) inability to achieve or delays in achieving savings related to business consolidation and restructuring programs; (6) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (7) unanticipated delay in realizing, or inability to realize, expected cost savings from acquisitions; (8) unanticipated costs or difficulties in the operation of the joint venture entities; (9) lack of day-to-day operating control, including procurement of raw material feedstock, of the resin partnership; (10) lack of direct control over the reliability of delivery and quality of the primary raw materials (PVC and VCM) utilized in the Company's products; (11) partial control over investment decisions and dividend distribution policy of the resin partnership.